EXHIBIT 10.2

CHANGE IN CONTROL
SEVERANCE AGREEMENT

     AGREEMENT between Doane Pet Care Company, a Delaware corporation (the “Company”), and Douglas J. Cahill (“Executive”),

W I T N E S S E T H :

     WHEREAS, the Company desires to retain certain key personnel employed by the Company and, accordingly, the Board of Directors of the Company has approved the Company entering into a severance agreement with Executive in order to encourage Executive’s continued service to the Company or an affiliate of the Company; and

     WHEREAS, Executive is prepared to perform such services in return for specific arrangements with respect to severance compensation and other benefits;

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

     1. Definitions.

     (a) “Affiliate” shall mean the Parent and any corporation, partnership, limited liability company or partnership, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Parent. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

     (b) “Change in Control” shall mean (i) any merger, consolidation, or reorganization involving the Parent in which, immediately after giving effect to such merger, consolidation or reorganization, less than 50% of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in the aggregate by the stockholders of the Parent immediately prior to such merger, consolidation or reorganization, (ii) any sale, lease, exchange, or other transfer of all or substantially all of the assets of the Parent to any other person or entity (other than to one or more wholly-owned subsidiaries of the Parent) in one transaction or a series of related transactions, (iii) the dissolution or liquidation of the Parent, (iv) when any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Parent’s voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Parent before such election shall cease to constitute a majority of the Parent Board.

     (c) “Change in Terms of Service” shall mean the occurrence of any one or more of the following (whether at the same time or at different times):

(i)	A significant reduction in the nature or scope of Executive’s authorities or duties from those applicable to Executive immediately prior to the date on which a Change in Control occurs;

(ii)	A reduction in Executive’s annual base salary or target opportunity under any applicable bonus or incentive compensation plan or arrangement or significant detrimental change in the target opportunity goals or the measurement thereof from that provided to Executive immediately prior to the date on which a Change in Control occurs;

(iii)	A diminution in Executive’s eligibility to participate in bonus, stock option, incentive award and other compensation plans from the greater of (A) the opportunities provided by the Company and the Affiliates (including any successors thereto) for executives with comparable duties or (B) the opportunities under any such plans (other than equity-based incentive plans) under which Executive was participating immediately prior to the date on which a Change in Control occurs;

(iv)	A diminution in employee benefits (including but not limited to medical, dental, life insurance, and long-term disability plans) and perquisites applicable to Executive from the greater of (A) the employee benefits and perquisites provided by the Company and the Affiliates (including any successors thereto) to executives with comparable duties or (B) the employee benefits and perquisites to which Executive was entitled immediately prior to the date on which a Change in Control occurs;

(v)	A change in the location of Executive’s principal place of employment by the Company by more than 50 miles from the location where Executive was principally employed immediately prior to the date on which a Change in Control occurs; or

(vi)	Failure of the Parent to obtain from any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Parent an agreement to expressly assume and agree to perform this Agreement and the Employment Agreement in the same manner and to the same extent that the Company would be required to perform such agreements if no such succession had taken place.

Notwithstanding the foregoing, a Change in Terms of Service may also occur prior to the date upon which a Change in Control occurs; provided, however, that such a Change in Terms of Service must occur after the effective date of this Agreement and no earlier than the date that is six months prior to the date upon which a Change in Control occurs. For purposes of determining whether a pre-Change in Control event constitutes such a “Change in Terms of Service,” the term “Change in Terms of Service” shall be interpreted by considering Executive’s authorities, duties, base salary, target bonus and incentive compensation opportunity, principal place of employment, perquisites and participation in compensation and benefit plans immediately prior to any reduction, change or diminution thereof, rather than immediately prior to the date on which a Change in Control occurs.

     (d) “Code” shall mean the Internal Revenue Code of 1986, as amended.

     (e) “Company Board” shall mean the Board of Directors of the Company.

     (f) “Compensation” shall mean Executive’s Target Bonus for the Company’s fiscal year in which the Change in Control occurs (or, if earlier, the Company’s fiscal year in which Executive’s Involuntary Termination occurs) plus the greater of:

(i)	Executive’s annual base salary from the Company at the rate in effect immediately prior to the date on which a Change in Control occurs;

(ii)	Executive’s annual base salary from the Company at the rate in effect six months prior to the date of Executive’s Involuntary Termination; or

(iii)	Executive’s annual base salary from the Company at the rate in effect at the time of Executive’s Involuntary Termination.

     (g) “Employment Agreement” shall mean that certain Employment Agreement dated January 1, 1998, by and between Executive and the Company, as amended, or any successor employment agreement between Executive and the Company or an Affiliate.

     (h) “Involuntary Termination” shall mean any termination of Executive’s employment with the Company which:

(i)	does not result from a resignation by Executive (other than a resignation pursuant to clause (ii) or clause (iii) of this subparagraph (h));

(ii)	results from a resignation by Executive on or before the date which is 30 days after the date upon which Executive receives notice of a Change in Terms of Service; provided, however, that if Executive receives notice of a Change in Terms of Service prior to a Change in Control, then a resignation with respect to such Change in Terms of Service must occur on or before the date which is 30 days after the date upon which the Change in Control occurs; or

(iii)	results from a resignation by Executive during the 30-day period that begins on the later of (x) the date that is six months after the date upon which a Change in Control occurs or (y) the date upon which at least 80% of the consideration received in connection with a Change in Control by the stockholders of the Parent immediately prior to such Change in Control shall be (or shall at any time have been) in cash and/or securities that are readily tradable on an established securities market.

Notwithstanding the foregoing, the term “Involuntary Termination” shall not include a Termination for Cause or any termination as a result of death, disability under circumstances entitling Executive to benefits under the Company’s (or an Affiliate’s) long-term disability plan, or Retirement. Further, if Executive is required pursuant to the terms of the Employment Agreement to provide Company with written notice of Executive’s resignation in advance of such resignation, then the delivery of any such notice by Executive to the Company within the time period described in clause (ii) or clause (iii) above, as applicable, shall be deemed to satisfy the timing requirements of such clause even if the actual date of Executive’s Involuntary Termination occurs after the expiration of the time period described in such clause; provided, however, that if the Employment Agreement specifies a minimum notice period with respect to any such resignation, then the effective date of Executive’s resignation that is specified in Executive’s written notice of resignation may not extend beyond such minimum notice period by more than five business days. Finally, the actual date of Executive’s Involuntary Termination must occur within the period specified in the first sentence of Paragraph 3 hereof in order for Executive to be eligible to receive the payments and benefits provided for in such Paragraph.

     (i) “Parent” shall mean Doane Pet Care Enterprises, Inc., a Delaware corporation.

     (j) “Parent Board” shall mean the Board of Directors of the Parent.

     (k) “Prorated Bonus Amount” shall mean an amount equal to Executive’s Target Bonus for the Company’s fiscal year in which the Change in Control occurs (or, if earlier, the Company’s fiscal year in which Executive’s Involuntary Termination occurs) multiplied by a fraction, the numerator of which is the number of days during the period beginning on the first day of the Company’s fiscal year in which Executive’s Involuntary Termination occurs and ending on the date of such Involuntary Termination, and the denominator of which is 365.

     (l) “Retirement” shall mean Executive’s resignation on or after the date Executive reaches age sixty-five.

     (m) “Severance Amount” shall mean an amount equal to 300% of Executive’s Compensation.

     (n) “Target Bonus” shall mean the annual bonus to which Executive would be entitled under the Doane Pet Care Company Annual Bonus Program, as the same may be amended, replaced or superseded from time to time, for the Company’s fiscal year in which the Change in Control occurs (or, if earlier, the Company’s fiscal year in which Executive’s Involuntary Termination occurs), determined as if actual performance for such year equaled 100% of each corporate and individual goal established for such year under such program; provided, however, that if a Change in Terms of Service occurs as a result of a reduction or diminution in Executive’s annual bonus opportunity as described in Paragraph 1(c)(ii) or (iii) hereof, then the Target Bonus shall be determined without regard to any reduction or diminution that gave rise to such Change in Terms of Service.

     (o) “Termination for Cause” shall mean the termination of Executive’s employment with the Company for “Cause” as such term (or any similar term) is defined in the Employment Agreement. Notwithstanding the foregoing, in no event shall a termination of Executive’s employment constitute a “Termination for Cause” unless such termination is approved (which approval may occur before or after the date of Executive’s termination of employment) by at least two-thirds of the members of the Company Board after Executive has been given written notice by the Company of the specific reason for such termination and an opportunity for Executive, together with Executive’s counsel, to be heard before the Company Board. Executive shall be provided with at least 10 days advance written notice of any hearing that is required pursuant to this subparagraph (o), and members of the Company Board may participate in any such hearing by means of conference telephone or similar communications equipment by means of which all persons participating in the hearing can hear and speak to each other; provided, however, that at least one-half of the members of the Company Board shall attend the hearing in person. If any Termination for Cause is ever ultimately determined by the Company Board or a court, agency or other tribunal to have not constituted a Termination for Cause, then the Company’s sole liability under this Agreement or otherwise at law or in equity shall be to provide Executive with the payments and benefits that would otherwise have been provided to Executive hereunder and the reasonable attorneys’ fees and other amounts described in Paragraph 7(b) hereof associated with Executive’s successfully obtaining such determination.

     (p) “Welfare Benefit Plans” shall mean the medical, dental, life insurance, accidental death and dismemberment, and long-term disability plans provided by the Company (or an Affiliate) to its active employees.

     2. Services. Executive agrees that Executive shall (a) render services to the Company (as well as any Affiliate) during the period of Executive’s employment to the best of Executive’s ability and in a prudent and businesslike manner and (b) devote substantially the same time, efforts, and dedication to Executive’s duties as heretofore devoted.

     3. Severance Benefits. If Executive’s employment by the Company shall be subject to an Involuntary Termination during the period beginning on the date that is six months prior to the date upon which a Change in Control occurs and ending on the date that is two years after the date upon which a Change in Control occurs, then Executive shall be entitled to receive, as additional compensation for services rendered to the Company (including Affiliates), the following severance benefits:

(a)	A lump sum cash payment in an amount equal to the sum of the Prorated Bonus Amount and the Severance Amount, which shall be paid to Executive on or before the fifth day after the last day of Executive’s employment with the Company (or, if later, the date upon which the Change in Control occurs);

(b)	If Executive’s Involuntary Termination occurs during the two-year period beginning on the date upon which a Change in Control occurs, then (i) all of the outstanding stock options granted by the Company or an Affiliate to Executive shall become immediately exercisable in full upon Executive’s termination of employment and (ii) all of such stock options shall remain exercisable for a period of three months after Executive’s Involuntary Termination or for such greater period as may be provided in the plan or plans pursuant to which such stock options were granted or in the stock option agreements entered into in connection with such options (but in no event shall any such stock option be exercisable after the expiration of the original term of such stock option). If Executive’s Involuntary Termination occurs during the six-month period preceding the date upon which a Change in Control occurs, then:

(A)	with respect to each Terminated Option Share (as hereinafter defined), on the date upon which the Change in Control occurs Executive shall be paid a lump sum cash payment with respect to each such share in an amount equal to the difference, if any, between (x) the value of such share as of the date upon which the Change in Control occurs and (y) the purchase price with respect to such share under the applicable stock option agreement; and

(B)	with respect to each Exercisable Option Share (as hereinafter defined), Executive may elect, at any time during the period beginning on the date upon which the Change in Control occurs and ending on the date upon which the option pertaining to such share would otherwise expire (but in no event shall such period exceed three months from the date upon which the Change in Control occurs), to surrender Executive’s right to exercise such option with respect to such share in exchange for a lump sum cash payment in an amount equal to the difference, if any, between (x) the value of such share as of the date upon which the Change in Control occurs and (y) the purchase price with respect to such share under the applicable stock option agreement. Any cash payment required to be paid to Executive pursuant to this clause (B) shall be paid to Executive on or before the fifth day after Executive provides written notice to the Company of the exercise of Executive’s rights pursuant to this clause (B).

For purposes of the preceding sentence, the value of a share of stock as of the date upon which the Change in Control occurs shall be determined in good faith by the Parent Board based on the consideration received by the Parent’s stockholders in connection with the Change in Control transaction and such other factors as the Parent Board deems relevant. The term “Terminated Option Share” means each share of stock that (i) as of the date of Executive’s Involuntary Termination, was subject to an outstanding stock option granted by the Company or an Affiliate to Executive (irrespective of whether such share could then be purchased under the terms of such stock option), and (ii) as of the date upon which the Change in Control occurred, had not been purchased, and could no longer be purchased, by Executive pursuant to the terms of such stock option. The term “Exercisable Option Share” means each share of stock that, as of the date upon which Executive exercises his rights described in clause (B) above, could be purchased by Executive pursuant to the terms of an outstanding stock option granted by the Company or an Affiliate to Executive. The incentive stock options (within the meaning of section 422 of the Code) that have been granted by the Company or an Affiliate to Executive prior to the date hereof (the “Existing ISOs”) are intended to continue to qualify as incentive stock options after the execution of this Agreement to the maximum extent permitted under the Code. However, Executive agrees and acknowledges that the provisions of this Section 3(b) may cause the Existing ISOs to cease to qualify (in whole or in part) as incentive stock options;

(c)	Executive and those of Executive’s dependents (including Executive’s spouse) who were covered under the Welfare Benefit Plans at the time of Executive’s Involuntary Termination shall continue to be covered under such plans throughout the thirty-six month period beginning on the date of Executive’s Involuntary Termination (or, if Executive’s Involuntary Termination occurs during the six-month period preceding the date upon which the Change in Control occurs, then Executive and such dependents shall be reinstated under such plans with such coverage beginning on the date of the Change in Control and continuing for the remainder of such thirty-six month period) at a cost to Executive that is no greater than the lesser of (i) the cost of such coverage paid by Executive immediately prior to such termination or (ii) the cost of such coverage paid by Executive immediately prior to the Change in Control (if applicable); provided, however, that coverage under a particular Welfare Benefit Plan shall immediately end upon Executive’s obtainment of new employment and coverage under a similar welfare benefit plan maintained by Executive’s new employer (with Executive being obligated hereunder to promptly report such new coverage to the Company); provided, further, that (A) if such continued coverage will have adverse tax consequences to Executive as compared to the tax consequences associated with similar coverage provided to an active executive employee of the Company, then the Company shall provide identical coverage through individual policies that do not have such adverse tax consequences or otherwise pay to Executive a cash gross-up payment to make Executive whole (on an after-tax basis) for such adverse tax consequences, and (B) if such continued coverage will have adverse consequences to the Company or the Welfare Benefit Plans (or any Affiliate or successor), then the Company shall provide identical coverage through individual policies or otherwise pay to Executive a cash payment sufficient to allow Executive (on an after-tax basis) to procure such individual policies. In addition, if Executive’s Involuntary Termination occurs during the six-month period preceding the date upon which the Change in Control occurs and Executive and/or his dependents elect COBRA continuation coverage under one or more group health plans maintained by the Company or an Affiliate, then, on the date upon which the Change in Control occurs, Executive shall receive a lump sum cash payment equal to the amount by which the COBRA premiums paid by Executive and his dependents for such coverage prior to the date of the Change in Control exceeded the premiums that would have been paid for such coverage by a comparable executive of the Company who was in active employment during such period;

(d)	Executive shall be entitled to receive out-placement services in connection with obtaining new employment up to a maximum cost of $25,000 (which shall be paid by the Company (or an Affiliate) directly to the provider of such services); and

(e)	The provisions of the Employment Agreement that restrict Executive’s ability to solicit any employee of the Company to terminate his or her employment with the Company or employ any such individual (which provisions are set forth in Section 6(c) of the Employment Agreement as of the date hereof) shall terminate and cease to apply effective as of the later of the date of the Change in Control or the date of Executive’s Involuntary Termination.

     4. Benefits Under Employment Agreement. The benefits, if any, under the Employment Agreement to which Executive would be entitled upon an Involuntary Termination are not intended to be in addition to the benefits to which Executive is entitled under this Agreement. Accordingly, if Executive is entitled to receive benefits under Paragraph 3 of this Agreement, then Executive agrees that (a) Executive shall not be entitled to continued payment of salary, bonus, benefits, severance payments or any other compensation under the Employment Agreement, whether as payment for the remainder of the employment term provided therein or otherwise, and, in the event of an Involuntary Termination prior to the occurrence of a Change in Control, the lump sum cash payment provided for in Paragraph 3(a) hereof shall be reduced by the aggregate amount of any severance payments received by Executive under the Employment Agreement, (b) the non-competition covenants, if any, under the Employment Agreement shall continue to apply, and (c) Executive shall not be eligible to receive any benefits under any other severance benefit plan or policy maintained by the Company or any Affiliate. Notwithstanding the foregoing, nothing in this Agreement shall adversely affect Executive’s entitlement to payment from the Company for the amount of Executive’s accrued but unused vacation and sick leave through the date of an Involuntary Termination, to the extent any such amount is due and owing under the terms of the Employment Agreement or the Company’s applicable vacation and sick leave policies.

     5. Interest on Late Benefit Payments. If any cash payment provided for in Paragraph 3 or Paragraph 6 hereof is not made when due, the Company shall pay to Executive interest on the amount payable from the date that such payment should have been made under such paragraph until such payment is made, which interest shall be calculated at the rate of 12% per annum.

     6. Certain Additional Payments by the Company. Notwithstanding anything to the contrary in this Agreement, in the event that any payment, benefit or distribution by the Company or any Affiliate to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties (other than interest or penalties that are the result of errors or omissions that are the primary responsibility of Executive) with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall promptly pay to Executive an additional payment (a “Gross-up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes other than interest or penalties that are the result of errors or omissions that are the primary responsibility of Executive), including any Excise Tax imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. The Company and Executive shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such

Gross-up Payment. Executive shall notify the Company in writing (within five days of the receipt of any claim; provided that failure to timely notify the Company shall not affect Executive’s right to receive a Gross-up Payment unless the delay results in a significant detriment to the Company) of any claim by the Internal Revenue Service which, if successful, would require the Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by the Company and Executive). The Company shall notify Executive in writing at least ten days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If the Company decides to contest such claim, Executive shall cooperate fully with the Company in such action; provided, however, the Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of the Company’s action. If, as a result of the Company’s action with respect to a claim, Executive receives a refund of any amount paid by the Company with respect to such claim, Executive shall promptly pay such refund to the Company. If the Company fails to timely notify Executive whether it will contest such claim or the Company determines not to contest such claim, then the Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive.

     7. General.

     (a) Term. The effective date of this Agreement is April 22, 2004. Within sixty days from and after the expiration of two years after said effective date and within sixty days after each successive two-year period of time after said effective date that this Agreement is in effect, the Company shall have the right to review this Agreement, and in its sole discretion either continue and extend this Agreement, terminate this Agreement, and/or offer Executive a different agreement. The Compensation Committee of the Company Board (excluding any member of such committee who is covered by this Agreement or by a similar agreement with the Company or an Affiliate) will vote on whether to so extend, terminate, and/or offer Executive a different agreement and will notify Executive of such action within said sixty-day time period mentioned above. This Agreement shall remain in effect until so terminated and/or modified by the Company. Failure of the Compensation Committee of the Company Board to take any action within said sixty days shall be considered as an extension of this Agreement for an additional two-year period of time. Notwithstanding anything to the contrary contained in this “sunset provision,” it is agreed that if a Change in Control occurs while this Agreement is in effect, then this Agreement shall not be subject to termination or modification under this “sunset provision,” and shall remain in force for a period of two years after such Change in Control, and if within said two years the contingency factors occur which would entitle Executive to the benefits as provided herein, this Agreement shall remain in effect in accordance with its terms. If, within such two years after a Change in Control, the contingency factors that would entitle Executive to said benefits do not occur, thereupon this two-year “sunset provision” shall again be applicable with the sixty-day time period for action by the Compensation Committee of the Company Board to thereafter commence at the expiration of said two years after such Change in Control and on each two-year anniversary date thereafter. Executive may terminate this Agreement by delivering written notice of such termination to the Company at any time prior to Executive’s receipt of payments or benefits pursuant to the terms of this Agreement, and, if Executive does so terminate this Agreement, then Executive shall not be considered entitled to receive benefits under this Agreement for purposes of applying Paragraph 4 hereof.

     (b) Indemnification. If Executive shall obtain any money judgment or otherwise prevail with respect to any litigation brought by Executive or the Company to enforce or interpret any provision contained herein, the Company, to the fullest extent permitted by applicable law, hereby indemnifies Executive for Executive’s reasonable attorneys’ fees and disbursements incurred in such litigation and hereby agrees (i) to pay in full all such fees and disbursements and (ii) to pay prejudgment interest on any money judgment obtained by Executive from the earliest date that payment to Executive should have been made under this Agreement until such judgment shall have been paid in full, which interest shall be calculated at the rate of 12% per annum.

     (c) Payment Obligations Absolute. The Company’s obligation to pay (or cause an Affiliate to pay) Executive the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company (including an Affiliate) may have against Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and, except as provided in Paragraph 3(c) hereof, the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make (or cause to be made) the payments and arrangements required to be made under this Agreement.

     (d) Successors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger or otherwise. This Agreement shall also be binding upon and inure to the benefit of Executive and Executive’s estate. If Executive shall die prior to full payment of amounts due pursuant to this Agreement, such amounts shall be payable pursuant to the terms of this Agreement to Executive’s estate.

     (e) Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     (f) Non-Alienation. Executive shall not have any right to pledge, hypothecate, anticipate or assign this Agreement or the rights hereunder, except by will or the laws of descent and distribution.

     (g) Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of Executive, such notices or communications shall be effectively delivered if hand delivered to Executive at Executive’s principal place of employment or if sent by registered or certified mail or by overnight delivery via a nationally-recognized courier service to Executive at the last address Executive has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail or by overnight delivery via a nationally-recognized courier service to the Company at its principal executive offices.

     (h) Controlling Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee.

     (i) Full Settlement; Withholding. If Executive is entitled to and receives the benefits provided hereunder, performance of the obligations of the Company hereunder will constitute full settlement of all claims that Executive might otherwise assert against the Company on account of Executive’s termination of employment. Any severance benefits paid pursuant to this Agreement shall be deemed to be a severance payment and not “Compensation” for purposes of determining benefits under the Company’s qualified plans (unless and to the extent that any such qualified plan expressly provides otherwise), and shall be subject to any required tax withholding.

     (j) Unfunded Obligation. The obligation to pay amounts under this Agreement is an unfunded obligation of the Company, and no such obligation shall create a trust or be deemed to be secured by any pledge or encumbrance on any property of the Company (including any Affiliate).

     (k) Not a Contract of Employment. This Agreement shall not be deemed to constitute a contract of employment, nor shall any provision hereof affect (i) the right of the Company (or an Affiliate) to discharge Executive or (ii) the terms and conditions of any other agreement between the Company and Executive except as expressly provided herein. To the extent provided in Paragraph 4 hereof, this Agreement constitutes an amendment to the Employment Agreement.

     (l) Employment Relationship. For purposes of this Agreement, Executive shall be considered to be in the employment of the Company as long as Executive remains an employee of either the Company or any Affiliate.

     (m) Number and Gender. Wherever appropriate herein, words used in the singular shall include the plural and the plural shall include the singular. The masculine gender where appearing herein shall be deemed to include the feminine gender.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 7th day of May, 2004.

DOUGLAS J. CAHILL
/s/ Douglas J. Cahill

DOANE PET CARE COMPANY
By:	/s/ Philip K. Woodlief
	Name:	Philip K. Woodlief
	Title:	Vice President-Finance and Chief Financial Officer